Exhibit 10.1

VIEW, INC.

EMPLOYEE CASH INCENTIVE PLAN

1. Purposes of the Plan. The Company has established the Plan, effective for periods beginning on and after January 1, 2021, for the purpose of supporting the accomplishment of the Company’s financial and strategic objectives. The Plan is intended to increase stockholder value and the success of the Company by motivating Eligible Employees to (i) perform to the best of their abilities and (ii) pursue the growth, profitability and other objectives of the Company.

2. Definitions.

(a) “Award” means as to any Performance Period, the actual cash award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(d) to modify the award.

(b) “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where for such purpose the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(c) “Board” means the Board of Directors of the Company.

(d) “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the committee appointed by the Board (pursuant to Section 5) to administer the Plan. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.

(g) “Company” means View, Inc., a Delaware corporation, or any successor thereto, and “Company Group” means the Company and any Affiliates.

(h) “Eligible Employee” means any employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(i) “Fiscal Year” means the fiscal year of the Company.

(j) “Participant” means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

(k) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Award, as determined by the Committee in its sole discretion.

(l) “Person” means any individual, company, limited company, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

(m) “Plan” means this View, Inc. Employee Cash Incentive Plan, as set forth in this instrument (including any appendix attached hereto) and as hereafter amended from time to time.

(n) “Target Award” means the target cash award, at 100% of target level performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).

3. Selection of Participants and Determination of Awards.

(a) Selection of Participants. The Committee, in its sole discretion, will select the Eligible Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis.

(b) Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant.

(c) Bonus Pool. Each Performance Period, the Committee, in its sole discretion, will establish a Bonus Pool, which pool may be established before, during or after the applicable Performance Period.

(d) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Award, and/or (ii) increase, reduce or eliminate the amount allocated to the Bonus Pool. The Award may be below, at or above the Target Award, in the Committee’s sole discretion.

(e) Performance Goals. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, will determine the performance goals (if any) applicable to any Target Award (or portion thereof) which may include, without limitation, attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer-related goals, developmental goals, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, financing goals, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, production-related goals, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, strategic business criteria, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. The levels of performance required with respect to performance goals may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. The Committee shall, if applicable, specify the weighting (which may be the same or different for multiple objectives) to be given to each performance goal for purposes of determining the final amount payable with respect to any such Award. As determined by the Committee, the performance goals may be applied on a pre- or post-tax basis and may be based on generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items and/or payments of Awards under the Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit, segment or Company-wide basis. Any criteria used may be measured on such basis as the Committee determines.

The performance goals may differ from Participant to Participant and from Award to Award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(d). The Committee also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.

4. Payment of Awards.

(a) Right to Receive Payment. Each Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b) Timing of Payment. Payment of each Award shall be made as soon as practicable after the end of the Performance Period to which the Award relates and after the Award is approved by the Committee, but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the Award was earned. Unless otherwise determined by the Committee, to earn an Award a Participant must be employed by the Company or any Affiliate on the date the Award is paid.

It is the intent that this Plan be exempt from or comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(c) Form of Payment. Each Award generally will be paid in cash (or its equivalent) in a single lump sum. The Committee reserves the right, in its sole discretion, to settle an Award with a grant of an equity award under the Company’s then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the Committee determines in its sole discretion.

5. Plan Administration.

(a) Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than two members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.

(b) Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to:

(i)	determine which Eligible Employees will be granted Awards;

(ii)	prescribe the terms and conditions of Awards;

(iii)	interpret the Plan and the Awards, and correct defects, supply omissions or reconcile inconsistencies therein;

(iv)	adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Employees who are foreign nationals or employed outside of the United States;

(v)	adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules;

(vi)

modify any Target Award, the amount allocated to the Bonus Pool, or, prior to the date on which it is earned and vested, any Award otherwise payable under the Plan, including reducing or eliminating a Participant’s Award as described herein;

(vii)	engage attorneys, consultants, accountants, and other persons in connection with the administration of the Plan; and

(viii)	make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and/or any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d) Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

6. General Provisions.

(a) Tax Withholding. The Company (or the Affiliate employing the applicable Eligible Employee) will withhold all applicable taxes from any Award, including any federal, state and local taxes (including, but not limited to, the Participant’s Federal Insurance Contributions Act (FICA) and State Disability Insurance (SDI) obligations).

(b) No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company (or the Affiliate employing the applicable Eligible Employee) to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only.

(c) Forfeiture Events.

(i) Clawback Policy; Applicable Laws. All Awards under the Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that the Company Group is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Committee may impose such other clawback, recovery or recoupment provisions with respect to an Award under the Plan as the Committee determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an Award. Unless this Section 6(c) is specifically mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with a member of the Company Group.

(ii) Additional Forfeiture Terms. The Committee may specify when providing for an Award under the Plan that the Participant’s rights, payments, and benefits with respect to the Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the Award.

(iii) Accounting Restatements. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the Company Group the amount of any payment with respect to an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(d) Participation. No Eligible Employee will have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

(e) Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

7. Amendment, Termination, and Duration.

(a) Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason.

(b) Duration of Plan. The Plan will commence on the date first adopted by the Board or the Committee, and subject to Section 7(a) (regarding the Board’s and/or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter until terminated.

8. Legal Construction.

(a) Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(b) Requirements of Law. The granting of Awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c) Governing Law. The Plan and all Awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(d) Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.